Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated this August 11,  2008, has been made and entered into by and between Quality Systems, Inc., a California corporation (“Employer”) and Steven Plochocki, an individual (“Employee”).

R E C I T A L S

The Employer desires to employ Employee and Employee desires to perform the duties and obligations hereinafter described for the Employer upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and their performance, Employer and Employee agree as follows:

AGREEMENT

1. Duties.  For the employment term, as set forth in Section 2, Employer hereby agrees to employ Employee and Employee agrees to serve Employer in the capacity of President and Chief Executive Officer.

2.  Effective Date; Term.  The effective date of this Agreement shall be August 16, 2008, immediately upon resignation of existing CEO.  This term of this Agreement shall renew annually unless (i) either party hereto shall provide no less than 30 days advance written notice to the other of its intent not to renew, or (ii) it is earlier terminated as provided herein.

3.  Base Salary.  The base salary shall be $475,000 per fiscal year, prorated for fiscal year 2009 ($296,875 for remainder of fiscal year 2009); paid monthly in accordance with the Company’s standard payroll practices.

4.  Signing Equity Payment.  Employee shall receive a signing equity payment of 50,000 nonqualified options to be granted on Monday, August 18, 2008, with an exercise price equal to the fair market value of the Company’s common stock at the close of trading on such date.  The nonqualified options shall be issued from one of the Company’s existing shareholder approved option plans, have a term of 5 years and vest in 4 equal annual installments and have such other terms and conditions as those contained in the Company’s standard stock option grant agreements as filed with the SEC.

5.  Bonus Opportunity.  Employee shall be eligible for cash bonus and equity bonus amounts in accordance with the principles, terms and conditions  of the Company’s existing 2009 Bonus Compensation Plan as filed with the SEC, provided, however, (i) the maximum cash bonus amount shall be $475,000 prorated for fiscal year 2009 ($296,875 for remainder of fiscal year 2009) and (ii) the maximum number of options which may be earned is 50,000 prorated for fiscal year 2009 (31,250 options for remainder of fiscal year 2009) and (iii) the required number of acquisitions shall be prorated ( 1 acquisition for the remainder of fiscal year 2009).

6.  Vacation. Vacation shall be 3 weeks per year prorated for fiscal year 2009 (9 business days for remainder of fiscal year 2009).

7.  Change of Control Provisions.  All options granted to Employee in accordance with Section 4 above shall immediately vest upon (i) a sale of substantially all of the equity or assets of the Company or a merger where the beneficial owners of the Company’s equity securities immediately prior to such merger no longer constitute a majority of the beneficial ownership immediately thereafter (a “Sale Transaction”); and (ii) Employee agrees to be employed by the buyer in such Sale Transaction for a period of no less than one year after the closing thereof.  If upon a Sales Transaction, Employee is not offered a position with the buyer in such Sales Transaction, Employee shall be paid a lump sum equal to one year’s base salary as then in effect.

8.  Termination Without Cause; Notice of Early Termination.
(a)              If the Company should terminate Employee’s employment without “cause” as may be determined by the Board of Directors, then Employee shall be entitled to receive from the Company upon the date of such termination a lump sum payment equal to (i) one year’s base salary as then in effect, and (ii) a pro-rated cash bonus equal to that percentage of the fiscal year completed at the date of your termination multiplied by the cash bonus actually earned under the Company’s fiscal year compensation plan as filed with the SEC payable to the CEO of the Company at the end of such fiscal year (for example, if Employee’s employment is terminated 50% through the fiscal year, then if the Company’s performance for the entire fiscal year would require a cash bonus payment to the CEO of $50,000 for such entire year, Employee would be paid $25,000); such payment to be made upon the date other bonuses are actually paid under the then existing compensation plan.  As used herein, the term “cause” shall mean (i) Employee’s willful breach or neglect of the duties and obligations required of him either expressly or impliedly by the terms of this Agreement (including, but not limited to refusal to execute Employer’s standard confidential information agreement); or (ii) Employee’s commission of fraud, embezzlement or misappropriation, involving the Company whether or not a criminal or civil charge is filed in connection therewith.

(b)              In the event Employee or the Company elects to terminate Employee’s employment with the Company, he/it, as the case may be, shall provide no less than 30 days written notice prior to the effective date of such termination.

9.  Expenses.  In addition to the salary provided in Section 3, Employee shall be entitled to reimbursement for necessary and reasonable business expenses incurred in connection with the performance of his duties hereunder pursuant to procedures and policies adopted by the Board of Directors of Employer.

10.  Faithful Execution of Duties.  Employee agrees that so long as he shall be an employee pursuant to this Agreement, he shall perform his services hereunder faithfully, diligently and to the best of his skill and ability, and he shall devote full time and interest to the business and affairs of Employer. Employee also agrees that during such period he shall not, without Employer’s prior written consent, engage in any employment or any business other than for Employer, which consent shall not be unreasonably withheld.

11.  Board Approval Required.  This agreement is subject to approval by the Board of Directors of the Company.

12. General Provisions.

12.1 Notices.  All notices and other communications hereunder shall be in writing and, unless otherwise provided herein, shall be deemed to have been duly given if delivered or mailed, first class postage prepaid:

(i)	If to Employer:
Quality Systems, Inc.
18111 Von Karman, Suite 600
Irvine, CA 92612
Attention: Chief Financial Officer

(ii)	If to Employee:
Steven Plochocki
17 Flagstone
Coto de Caza, CA 92679

12.2 Assignment. The rights and duties of Employee under this Agreement shall not be subject to alienation, assignment or transfer, whether voluntary or involuntary. Employer, however, may assign this Agreement to any corporation that may succeed to the business and assets of Employer, and any such successor corporation may similarly assign this Agreement, provided that any such assignee expressly assumes all obligations of Employer hereunder.

12.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and no changes in, additions to or modifications of this Agreement shall be valid unless set forth in writing and signed by each of the parties.

12.4 Supersedes Prior Agreements. This Agreement cancels and supersedes all prior employment agreements, oral or written, between Employer and Employee.

12.5 Captions. The captions used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any of the provisions hereof.

12.6 Severability. If any term of this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining terms contained herein and any other application of said terms shall not in any way be affected or impaired thereby.

12.7 Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of California. In the event of litigation arising out of this Agreement, jurisdiction shall be proper either in the State of California or in the State in which Employee is employed.

12.8 Legal Action and Fees. In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party his reasonable expenses, including, but not limited to, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

EMPLOYER: QUALITY SYSTEMS, INC. a California corporation By: /s/ Paul Holt Its: Chief Financial Officer	EMPLOYEE: /s/ Steven Plochocki Steven Plochocki